Exhibit 10.25

American Management Systems, Inc. 4050 Legato Road Fairfax, VA 22033	ams.com Tel 703.267.5150 Fax 703.267.8020

Alfred T. Mockett Chairman and Chief Executive Officer

April 29, 2002

Frank Nicolai 12325 Hatton Pont Road Ft. Washington, MD 20744

Dear Frank,

This letter serves to confirm the terms and conditions associated with your pending retirement from AMS.

Your current employment arrangements will continue through June 30, 2002, and your last day of work will be Friday, June 28.

Beginning July, 2002, you will receive payments of $50,000 per month, payable on the 15th of each month, and subject to applicable withholdings, for a period of 24 months. This will take the form of an unfunded, unsecured promise to pay on the part of the company. This payment will be made to your estate in the event of your death. Your COBRA rights and rights under the AMS Retiree Health Plan will be explained in a separate letter.

The payments are in consideration of your agreement to provide consulting services to the Board, not to exceed 75 days per year in each year following retirement. Appropriate office space and administrative support will be made available to you during the period of your consulting services. We will also reimburse against receipts for reasonable expenses incurred on behalf of the Company.

You may use the title Founder and Director Emeritus, should you so choose. The use of this title does not carry Executive Authority, nor confer any decision-making authority on behalf of AMS.

...2/

Frank Nicolai	April 29, 2002	Page 2

In addition, you agree not to put your name forward for reelection to the Board of Directors of AMS at the meeting of stockholders scheduled for June 7.

This agreement shall be binding on AMS and you and upon their respective heirs, representatives, successors and assigns. If a person or entity will become a successor to substantially all of the assets of AMS as a result of a transaction of any kind, and AMS does not obtain an assumption in writing of its obligations under this agreement from the successor, all remaining payments will be paid to you immediately before the transaction occurs. AMS also will make you whole for any golden parachute excise tax due as a result of the accelerated payment.

With regard to your request to register all of your stock upon retirement, we will proceed as follows:

•	On your instructions to sell, your broker would contact AMS (currently Maureen Palmer)

•	AMS would then contact Shaw Pittman. They would issue an opinion letter on AMS’ behalf in connection with the disposition of your shares, stating that the legend can be removed. This is a two paragraph form letter that would be sent to AMS’ transfer agent (currently Chase Mellon)

•	Chase Mellon would contact your broker to complete the sale

Frank, your years of loyal and dedicated service to the company are very much appreciated. Continued access to your knowledge, guidance and advice is vital to our success as we transition to a new management team and a new AMS.

...3/

Frank Nicolai	April 29, 2002	Page 3

I’m very pleased with these arrangements and wish you well in your retirement.

Please indicate your acceptance of the foregoing by signing the acceptance copy of this letter and returning it to my attention.

Yours sincerely,

Alfred T. Mockett Chairman and Chief Executive Officer

Accepted this day, April 30, 2002

Frank Nicolai